Stockholm, Sweden, April 24, 2020 (NYSE: VNE and SSE: VNE-SDB)

Financial Report January - March 2020
Financial Summary - Q1'20
•Underlying financial results better than expected, due to our Market Adjustment Initiatives (MAI)
•Net Sales $362 million
•Net Sales decline 27% including Organic Sales[1] decline 15%, 9pp better than the global LVP
•Active Safety Net Sales decline 15% including Organic Sales decline of 13%
•Operating cash flow $(9) million

Outlook - FY'20
•Withdraw previous Organic Sales FY'20 indication, however expect to outperform the global LVP primarily driven by new program launches
•Currency translation impact is expected to be ~(2)%
•RD&E, net is expected to improve by approximately $100 million from 2019, on a comparable basis
•Cash flow before financing activities[1] is expected to significantly improve and the operating loss is expected to improve, both from 2019 levels (on a comparable basis) due to the success of our MAI program

Business Highlights
•Cash balance increased to $970 million due to strong cash flow performance and proceeds from the VNBS-Asia divestiture
•MAI program contributed to our strong cash flow before financing activities[1] performance of $124 million
•Additional MAIs underway to mitigate the impact of the COVID-19 pandemic on our cash flow and operating results
•Order intake for Q1'20 was approximately $175 million of average annual sales, with Active Safety more than 50%
•Veoneer and Volvo Cars have agreed to separate the Zenuity JV, allowing each company to focus on their strategic priorities
•Veoneer concludes the strategic review of its Brake Control business, classifies VBS-US operations as "assets held for sale"

Key Figures	Three Months Ended March 31
Dollars in millions, (except where specified)	2020		2019		Change	Last 12 Months		Full Year 2019
	$	%	$	%	$	$	%	$	%
Net Sales	$362		$494		$(132)	$1,770		$1,902
Gross Profit / Margin	$53	14.5%	$85	17.2%	$(32)	$279	15.8%	$311	16.4%
RD&E, net / % of Sales	$(131)	(36.1)%	$(156)	(31.5)%	$25	$(537)	(30.3)%	$(562)	(29.6)%
Operating Loss / Margin	$(122)	(33.8)%	$(128)	(25.9)%	$6	$(454)	(25.6)%	$(460)	(24.2)%
Operating Cash Flow	$(9)		$(90)		$81	$(244)		$(325)

Comments from Jan Carlson, Chairman, President and CEO
The spread of the coronavirus is first and foremost a global health crisis and our thoughts go out to everybody around the world suffering from its consequences. For us at Veoneer, health and safety is our first priority and we are taking the necessary actions to protect our people and safeguard our operations.
During the quarter we managed to combine the needed health and safety actions with strong execution in our business. We improved in basically all areas under our control, despite lower business volumes. Our cash balance increased to $970 million, net working capital improved by $89 million, RD&E decreased by $25 million, and capital expenditures were down by $32 million. We have also quickly adapted our ways of working, as exemplified by transitioning 4,100 employees to work from home without technical issues. As a response to the crisis, we have reduced our workforce by more than 200 people and an equivalent to around 1,000 full time employees furloughed. While these decisions are hard to make, we will continue to take the actions needed to steer Veoneer through the crisis.

The good outcome of a very unusual quarter is the result of the sharp focus of all our employees on operations and adapting to the on-going crisis. I would like to take the opportunity to thank the entire Veoneer team for the dedication and strong contributions in this difficult time.
The strategic reviews first communicated in 2019 are now concluded and Veoneer will focus on building a world leader in hardware and software for collaborative driving in the safety domain. Through the split of Zenuity and the integration of more than 200 skilled Zenuity employees to Veoneer’s Systems and Software Group, we will further improve our integration and full system capabilities in this area. The transfer of the brake control business to a well established automotive supplier allows us to fully focus on our core activities knowing that the customer and our people in brakes have a good new home.
2020 continues to be an important launch year for Veoneer and while the timing of certain customer launches will be delayed, our deliveries of new technologies to multiple new vehicle platforms are progressing well.
The balance we are seeking is, to make Veoneer more efficient and effective, handling the consequences of the crisis while continuing to strengthen the core technology and products of the company, so far we are on track. In 2020 we expect, despite the significantly lower than expected business volumes, to be able to meaningfully reduce our RD&E, net, operating loss and negative cash flow as compared to 2019.
This is a difficult time for the automotive industry, but thanks to the long-term efforts of the entire team, we are today a stronger, more focused company.
An earnings conference call will be held today, Friday, April 24, 2020 at 13:00 CET. To follow the webcast or to obtain the phone number/pin code, please see www.veoneer.com. The slide deck will be available on our website prior to the earnings conference call. See also the Non-U.S. GAAP Financial Measures section on page 9 of this earnings release for further disclosures. [1] For all Non-U.S. GAAP financial measures, see the reconciliation tables in this earnings release, including the Non-U.S. GAAP Financial Measures section on page 9. See the Non-U.S. GAAP Financial Measures section for further discussion of the forward-looking Non-U.S. GAAP financial measures.

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Financial Overview for the Quarter

Sales by Product
Net Sales	Three Months Ended March 31				Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2020	2019	U.S. GAAP Reported		Currency		Divestiture		Organic[1]
	$	$	Chg. $	Chg.%	$	%	$	%	$	%
Restraint Control Systems	162	215	(53)	(25)	(5)	(2)	—	—	(48)	(23)
Active Safety	163	192	(29)	(15)	(5)	(2)	—	—	(24)	(13)
Brake Systems	37	87	(50)	(57)	—	—	(46)	(53)	(4)	(4)
Total	$362	$494	$(132)	(27)%	$(10)	(2)%	$(46)	(10)%	$(76)	(15)%
1 Non-U.S. GAAP measure reconciliation for Organic Sales

Net Sales - Veoneer’s net sales for the quarter declined by 27% to $362 million as compared to 2019. Organic sales[1] declined by 15%, as compared to the drop in LVP of 24% for the quarter. The remainder of the decline was from currency translation effects of 2% and VNBS-Asia divestiture of 10%. During the quarter, our organic sales developed essentially in-line with our expectations, until mid-March when the COVID19 pandemic affected our sales.
Sequentially, from the fourth quarter in 2019, net sales decreased $94 million or 21%, mostly due to the VNBS-Asia divestiture effect $58 million. In addition RCS declined $35 million due the LVP decline. This was partially offset by an increase in Active Safety of $17 million.

Active Safety - Net sales for the quarter of $163 million decreased by 15% as compared to 2019. This decline was primarily driven by the organic sales decline of 13%. This out-performance versus the LVP was driven by our strong product content on premium brands in Europe, where we have a relatively higher CPV than in other markets.
Strong demand for mono, stereo and thermal camera systems and ADAS ECUs on several models drove an increase in organic sales. This growth was more than offset by the volume effect from the product mix shift from our 24Ghz to 77Ghz radar technology and the phase-out of certain mono-vision programs with BMW, and lower underlying LVP.

Restraint Control Systems - Net sales for the quarter of $162 million decreased by 25% as compared to 2019. The organic sales decline of 23% was primarily due to the LVP drop driving lower volumes in China, South Korea, and North America.

Brake Systems - Net sales for the quarter of $37 million decreased by 57% as compared to 2019. The organic sales decline of 4% was much better than the LVP decline. In addition, the VNBS-Asia divestiture accounted for a 53% decline or $46 million.

Income Statement

Gross Profit - The gross profit for the quarter of $53 million was $32 million lower as compared to 2019, where the negative LVP, volume and product mix effects that caused the lower organic sales were the main contributors. Net currency effects on the gross profit were negligible, while the impact from the VNBS-Asia divestiture was $(6) million.

Net Loss - The net loss for the quarter of $231 million increased by $83 million as compared to 2019, primarily due to the combined $67 million net loss, due to the divestiture of VNBS-Asia $77 million gain, and the impairment of VBS-US assets held for sale of $(144) million. The equity method investment loss increased $1 million as compared to 2019.

Operating Loss - The operating loss for the quarter of $122 million decreased by $6 million as compared to 2019, despite the decline in organic sales. The benefit of the VNBS-Asia divestiture was $8 million.
The interest expense, net for the quarter was $4 million lower as compared to 2019, due to interest expense related to the convertible debt of $4 million.
The RD&E, net of $131 million decreased $25 million as compared to 2019, due to lower gross costs and higher engineering reimbursement. The benefit of the VNBS-Asia divestiture was $8 million.	Income tax expense of $23 million for the quarter was $17 million higher as compared to 2019. This is mainly due to the $21 million of discrete tax expense related to the VNBS-Asia divestiture.
The SG&A expense of $44 million for the quarter decreased by $8 million as compared to 2019, primarily due to lower consultancy and IT costs, and includes a $3 million benefit related to the VNBS-Asia divestiture.	The non-controlling interest expense of $2 million in the VNBS JV for the quarter was $13 million unfavorable as compared to 2019. This is due to VBS-US being excluded from non-controlling interest and the VNBS-Asia divestiture in February 2020.
Other income and amortization of intangibles combined were $5 million lower for the quarter as compared to 2019 mainly due to lower amortization of intangibles including $2 million related to VNBS-Asia divestiture. Net currency effects on the operating loss were $4 million favorable for the quarter as compared to 2019.	Loss per Share - The loss per share of $2.09 increased for the quarter as compared to a $(1.57) in 2019. This decline was mainly due to the combined net loss of $0.60 per share from the VNBS-Asia divestiture gain, and VBS-US write-down. The share count increase from the common stock issuance in 2019 reduced the loss by $0.52 per share.
Cash Flow and Balance Sheet

Net cash used in operating activities - Net cash used in operating activities of $9 million during the quarter was $81 million favorable as compared to 2019. The improvement was driven by net working capital[1] of $89 million, partially due to the timing effects from Q4'19.

Net Working Capital[1] - The positive change in net working capital of $89 million for the quarter was partially due to the $30 million reversal of timing effects at year-end, further improvements in receivables, net and proactive inventory management related to the COVID-19.

Net cash proceeds from investing activities - Net cash proceeds from investing activities of $133 million during the quarter was $187 million higher as compared to 2019. This was due to lower capital expenditures of $32 million and the VNBS-Asia divestiture of $176 million.

Capital Expenditures - Capital expenditures of $27 million for the quarter decreased by $32 million as compared to 2019 mainly due to lower investments in VBS-US, facility expansions, engineering related IT. The benefit of the VNBS-Asia divestiture was $6 million.

Cash flow before financing activities[1] - The cash flow before financing activities of $124 million for the quarter was $268 million higher as compared to 2019 mainly due to improved net working capital, lower capital expenditures and the VNBS-Asia divestiture.
Cash and cash equivalents - Cash and cash equivalents of $970 million for the quarter, increased by $111 million during the quarter, mainly due to the cash flow before financing activities.
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Segment Overview for the Quarter

Electronics	Three Months Ended March 31						Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2020		2019		U.S. GAAP Reported		Currency		Organic[1]
	$	%	$	%	Chg. $	Chg.%	$	%	$	%
Net Sales	$325		$407		$(82)	(20)%	$(10)	(2)%	$(72)	(18)%
Operating Loss / Margin	$(94)	(29.0)%	$(90)	(22.1)%	$(4)
Segment EBITDA1 / Margin	$(72)	(22.2)%	$(71)	(17.3)%	$(1)
Associates	7,178		7,716		(538)
1 Non-U.S. GAAP measure reconciliation for Organic Sales and Segment EBITDA

Net Sales - The net sales for the Electronics segment decreased by $82 million to $325 million for the quarter as compared to 2019. This sales decline was mainly due to the organic sales[1] decline in Active Safety and Restraint Control Systems of $24 million and $48 million, respectively, along with the currency translation effects of $10 million.
Operating Loss - The operating loss for the Electronics segment of $94 million for the quarter increased by $4 million as compared to 2019, mainly due to the reduction in RD&E, net which was more than offset by the negative volume and product mix effects causing the lower organic sales in Active Safety and Restraint Control Systems.

EBITDA[1] - The segment EBITDA[l] loss for Electronics increased by $1 million to negative $72 million for the quarter as compared to 2019. This change is mainly due to the increase in operating loss for the segment while depreciation and amortization increased by $3 million.
Associates - Associates in the Electronics segment decreased by 538 net to 7,178 as compared to 2019, mainly due to a reduction in engineering of ~400 and direct labor of ~250. Temporary associates decreased by ~240 reflecting the volume decline as compared to 2019.
Deliveries - The quantities delivered during the quarter were 3.7 million units for Restraint Controls Systems and 1.9 million units for Active Safety.

Brake Systems	Three Months Ended March 31						Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2020		2019		U.S. GAAP Reported		Currency		Divestiture		Organic[1]
	$	%	$	%	Chg. $	Chg.%	$	%	$	%	$	%
Net Sales	$37		$87		$(50)	(57)%	$—	0%	$(46)	(53)%	$(4)	(4)%
Operating Loss / Margin	$(13)	(34.5)%	$(19)	(21.8)%	$6
Segment EBITDA1 / Margin	$(12)	(31.8)%	$(10)	(11.6)%	$(2)
Associates	351		1,430		(1,079)
  1 Non-U.S. GAAP measure reconciliation for Organic Sales and Segment EBITDA

Net Sales - The net sales for the Brake Systems segment decreased by $50 million to $37 million for the quarter as compared to 2019. The sales decrease was mainly attributable to the VNBS-Asia divestiture of $46 million.

EBITDA[1] - The segment EBITDA loss for Brake Systems increased by $2 million to negative $12 million for the quarter as compared to 2019. This change was mainly due to the net effect of the VNBS-Asia divestiture.

Operating Loss - The operating loss for the Brake Systems segment for the quarter decreased to $13 million from $19 million as compared to 2019. This change was mainly due to the divestiture of VNBS-Asia where the loss in 2019 was $7 million for the quarter.
Associates - The number of associates in the Brake Systems segment decreased by 1,079 to 351 net as compared to 2019, mainly due to the divestiture of VNBS-Asia.
Deliveries - The quantities delivered during the quarter were 0.2 million units for the Brake Systems.

Corporate and Other	Three Months Ended March 31
Dollars in millions, (except where specified)	2020		2019		U.S. GAAP Reported
	$	%	$	%	Chg. $	Chg. %
Net Sales	$—		$—		$—
Operating Profit (Loss) / Margin	$(15)	—%	$(19)	—%	$4
EBITDA1 / Margin	$(15)	—%	$(18)	—%	$3
Associates	42		46		(4)
1 Non-U.S. GAAP measure reconciliation for EBITDA

Operating Loss and EBITDA[1] - The operating loss and EBITDA for Corporate and other for the quarter decreased to $15 million from an operating loss of $19 million and EBITDA $(18) million as compared to 2019. This decrease was mainly due to process improvements and lower consultancy and IT support costs.
Associates - The number of associates decreased by 4 to 42 for the quarter as compared to 2019 due to a reduction in temporary associates related to process improvements of being a standalone company.
The Veoneer associates and financial figures for the quarter are comparable to 2019 as the second quarter in 2018 was the last quarter of carve-out reporting.

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Veoneer Nissin Brake Systems VNBS-Asia (China and Japan)
Historical Figures Dollars in millions, (except where specified)	First Quarter			Second Quarter		Third Quarter		Fourth Quarter		Full Year
	2020	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018
Net Sales	$24	$72	$99	$81	$96	$77	$85	$84	$90	$313	$370
Gross Profit	$4	$10	$15	$13	$16	$12	$14	$16	$16	$50	$61
SG&A	$(1)	$(4)	$(4)	$(4)	$(4)	$(14)	$(4)	$(3)	$(4)	$(25)	$(15)
RD&E	$(1)	$(9)	$(6)	$(7)	$(5)	$(6)	$(7)	$(6)	$(7)	$(28)	$(25)
Operating Income / (Loss)	$1	$(7)	$2	$(2)	$4	$(11)	$—	$2	$2	$(18)	$7
Capital Expenditures	$1	$7	$3	$10	$5	$5	$5	$3	$7	$26	$19
Depreciation and Amortization	$(3)	$(8)	$(8)	$(7)	$(8)	$(7)	$(8)	$(7)	$(8)	$(30)	$(32)
Associates - TOTAL		1,093	1,133	1,080	1,157	1,095	1,125	1,074	1,113
Associates - Direct Labor		522	571	519	582	543	546	522	541
Associates - RD&E		225	222	216	226	219	225	220	221
Associates - Temporary		164	173	171	192	200	145	179	160

VNBS Summary
The divestiture of the VNBS JV Asia (China and Japan) was completed on February 3, 2020 resulting in net cash proceeds of $167 million and a gain on the divestiture of $77 million. As illustrated above, the 2019 Net sales of $313 million generated an operating loss of $18 million with capital expenditures of $26 million, and depreciation and amortization of $30 million. The divestiture included 1,074 associates.

COVID-19 Commentary
The situation created by the COVID-19 pandemic has led to an unprecedented economic uncertainty globally. This includes the automotive industry and the LVP for 2020. We have been more conservative with our contingency planning assumptions than the April industry estimate from IHS which assumes a year over year decline of approximately 21%.
As noted in our 2020 Outlook, in response to the pandemic, the Company has additional Market Adjustment Initiatives underway to further mitigate the impact on its cash levels. Veoneer estimates the organic sales impact from the lower customer demand to be approximately $33 million for the first quarter. In the first quarter, despite the severe downturn, Veoneer reduced its cash consumption, and the MAIs contributed approximately $25 million to our first quarter operating results.

The Company intends to continue to extend its market adjustment initiatives to further mitigate the impact of the pandemic on its cash flow and operating results. This includes reducing its annual RD&E, net by an approximately $100 million, as well as other expenses with the intention of reducing its operating loss and conserving cash in 2020 so as to enter 2021 in a stable cash position.
Toward the end of the first quarter 2020, Veoneer saw many of its OEM customers in North America and Europe halt production, while China, S. Korea and the Rest of Asia slowly began to restart production, although still well below pre-crisis levels. As a health priority and in response to the customer production schedules, Veoneer also halted or reduced production in all locations. Currently our OEM customers in North America and Europe are essentially shut-down through April and are planning for a staggered recovery during May, while China is returning to high production levels and production in the Rest of Asia is higher than in Europe and the US, albeit not at China levels.
As our OEM customers return to production in the upcoming weeks and months, we are preparing to return to production as well, taking additional precautions to ensure the safety of our workers in each of our facilities, in accordance with detailed developed protocols. It is uncertain how quickly our customers will ramp-up and production volumes may fluctuate.
In 2020 the most important driver for Veoneer’s business is new customer and technology launches. For the top 15 launches we see no cancellations of projects, while some have been postponed by about one quarter and the rest are on track, or actually even slightly pulled ahead of schedule. The exact volumes and consumer take rates are hard to predict at this point in time. Health and safety continue to be our first priority, and we continue to take actions to protect our associates, safeguard our operations and meet our customers' needs while managing through these unprecedented circumstances.

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Associates		March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
TOTAL		7,571	8,874	9,127	9,235	9,191
Whereof:	Direct Manufacturing	1,326	2,002	2,116	2,153	2,110
	RD&E	4,590	4,907	5,086	5,154	5,192
	Temporary	1,166	1,396	1,630	1,659	1,563
The net number of associates decreased by 1,303 to 7,571 during the quarter as compared to 8,874 in the previous quarter. The VNBS-Asia divestiture effect of the decline was 1,074.
The underlying Veoneer decrease of 229 associates was mainly due to reductions in direct manufacturing and RD&E of 154 and 97, respectively. Temporary associates also declined during the quarter by 51 from the previous quarter. These reductions are primarily a result of our MAI actions to mitigate the impact of the COVID-19 pandemic on our business and engineering efficiency improvements.

The net number of associates decreased by 1,620 to 7,571 during the quarter from 9,191 as compared to the first quarter in 2019. The VNBS-Asia divestiture effect of the decline was 1,093.
The underlying Veoneer decrease of 527 associates was mainly due to reductions in direct manufacturing and RD&E of 262 and 377 respectively. Temporary associates also declined during the quarter by 233 as compared to the same quarter in 2019. These reductions are primarily a result of our MAIs to mitigate the COVID-19 impact on our business and engineering efficiency improvements.

2020 Outlook and Targets
Due to the market uncertainty that has been created by the COVID-19 pandemic, Veoneer is currently withdrawing its 2020 sales indication of mid-single digits organic sales growth as compared to 2019. We currently expect some launch delays during 2020, however the Company expects to out-perform the global LVP in 2020, assuming no major additional launch delays.
Veoneer continues to implement additional MAIs with the goal to off-set the negative effects from lower sales and impact on cash flow. As a result of these actions, Veoneer expects cash flow before financing activities[1] to significantly improve in 2020 as compared to 2019, and the operating loss is expected to improve in 2020 as compared to 2019, both on a comparable basis and excluding any one-time effects related to the outcome of our strategic reviews of Zenuity and Brake Control business. The Company also expects RD&E, net in 2020 to improve by approximately $100 million as compared to 2019, on a comparable basis and capital expenditures to be less than $150 million.

Lastly, due to the uncertain and changing market environment, as a result of the COVID-19 pandemic, it is too early for Veoneer to provide any updates regarding its 2022 Sales targets, and 2020 order intake or order book, which were previously communicated during the first quarter of 2020.

Other Topics and Events
Filings - Please refer to our Annual Report for definitions of terms used in this report. Veoneer’s annual report on Form 10-K, quarterly reports on Form 10-Q, press releases, current reports on Form 8-K, proxy statement and other documents filed with the SEC can be obtained free of charge from Veoneer at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Veoneer’s corporate website www.veoneer.com. The earnings call webcast slide presentation is posted on our corporate website.
Reporting Structure - Veoneer is organized according to product areas around its two segments, Electronics, which includes Restraint Control Systems and Active Safety, and Brake Systems, which is the VNBS JV and our VBS US operations. Products are Veoneer’s primary focus in running and reporting its business, as well as its customer focus. Consequently, although Veoneer discloses sales by region in accordance with its reporting obligations to the SEC, the Company does not believe it is particularly helpful to investors and does not intend to provide regular quarterly analysis and reporting details on sales by region or other comparisons versus light vehicle production.
February 3 - Veoneer announced the closing of the VNBS JV-Asia divestiture to Nissin Kogyo Co. Ltd. and Honda Motor Co. Ltd generating net cash proceeds of approximately $170 million.
February 5 - Veoneer announced a new business award with an Asian based OEM which represents the eighth customer to source Veoneer for its internally developed Vision algorithms. This system award also includes Veoneer radars and software features.

March 20 - Veoneer announced its response to the COVID-19 pandemic, Veoneer highlighted MAIs to mitigate the effects of lower contribution being generated due to the drop in global LVP, including; reductions in professional services, adjusting direct labor and production overheads to the market conditions, reductions in capital expenditures and SG&A, and cuts in discretionary spending. The aim of these actions is to offset the cash flow and operating loss impact on the business as a result of the coronavirus outbreak.
April 2 - Veoneer announced that the Company and Volvo Cars intend to split the Zenuity JV and pursue separate ADAS and AD strategies. The expected outcome includes; approximately 200 associates will join Veoneer's software feature development team, receiving cash proceeds of approximately $15 million; and net annual cash savings in the range of $30 to $40 million. The transaction is expected to close by the third quarter of 2020.
April 16 - Veoneer announced that the Company will hold its 2020 AGM for Stockholders in virtual format only on May 6, 2020.
April 23 - Veoneer announced a non-binding agreement to divest its VBS-US operations to a well-established automotive supplier for a purchase price of $1. With this announcement, Veoneer expects to reduce its future cash outflows by approximately $80 million during 2020 and 2021. The transaction is expected to close during the second quarter of 2020.

Next Report - The next Veoneer earnings report for the second quarter of 2020 is currently planned for Friday, July 24, 2020. Contacts: Thomas Jonsson - EVP Communications & IR, thomas.jonsson@veoneer.com or +46 8 527 762 27 and Ray Pekar - VP Investor Relations, ray.pekar@veoneer.com or +1 248 794 4537.

Definitions: ADAS - Advanced Driver Assist Systems, AD - Autonomous Driving, AGM - Annual general Meeting, CPV - Content per Vehicle, MAI - Market Adjustment Initiatives, LVP - Light Vehicle Production, OEM - Original Equipment Manufacturer, Order Book - Estimated total future sales attributable to documented new business awarded, based on estimated product volumes and pricing and exchange rates, Order Intake - Estimated future average annual sales attributable to documented new business awarded based on estimated average annual product volumes, average annual sales price for such products, and exchange rates, PP - Percentage Points, RCS - Restraint Control Systems. VNBS JV - Veoneer Nissin Brake Systems Joint Venture, VBS - Veoneer Brake Systems.

This report is information that Veoneer, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the EVP Communications and IR set out above, at 11:00 CET on Friday, April 24, 2020. Inquiries - Company Corporate website www.veoneer.com.
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Safe Harbor Statement
This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this report other than statements of historical fact, including without limitation, statements regarding management’s examination of historical operating trends and data, estimates of future sales (including estimates related to order intake), RD&E spend, operating margin, cash flow, taxes or other future operating performance or financial results, are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “may,” “likely,” “might,” “would,” “should,” “could,” or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. We have based these forward-looking statements on our current expectations and assumptions and/or data available from third parties about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs.

New risks and uncertainties arise from time to time, and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Factors that could cause actual results to differ materially from these forward-looking statements include, without limitation, the following: general economic conditions; the cyclical nature of automotive sales and production; changes in general industry and market conditions or regional growth or decline; further decreases in light vehicle production; impact of COVID-19 on our customers and their production and product launch schedules; impact of COVID-19 on the Company’s financial condition, business operations and liquidity; our ability to complete the transaction contemplated by the non-binding agreement with Volvo Cars and to divest VBS, which are subject to the negotiation and documentation of definitive agreements and closing; our ability to achieve the intended benefits from our separation from our former parent; our ability to be awarded new business or loss of business from increased competition; higher than anticipated costs and use of resources related to developing new technologies; higher raw material, energy and commodity costs; component shortages; changes in customer and consumer preferences for end products; market acceptance of our new products; dependence on and relationships with customers and suppliers; our ability to share RD&E costs with our customers; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; costs or difficulties related to the integration of any new or acquired businesses and technologies; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; higher expenses for our pension and other post-retirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of future litigation, regulatory actions or investigations or infringement claims; our ability to protect our intellectual property rights; tax assessments by governmental authorities and changes in our tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; and other risks and uncertainties contained in the Company's quarterly reports and Annual Report on Form 10-K.

For any forward-looking statements contained in this report or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Consolidated Income Statement	Three Months Ended March 31		Last 12 Months	Full Year 2019
Dollars in millions, (except per share data)	2020	2019
Net sales	$362	$494	$1,770	$1,902
Cost of sales	(309)	(409)	(1,491)	(1,591)
Gross profit	53	85	279	311
Selling, general & administrative expenses	(44)	(52)	(181)	(189)
Research, development & engineering expenses, net	(131)	(156)	(537)	(562)
Amortization of intangibles	(1)	(5)	(16)	(20)
Other income / (expense), net	1	—	1	—
Operating loss	(122)	(128)	(454)	(460)
Gain / (Loss) on divestiture and assets held for sales, net	(67)	—	(67)	—
Loss from equity method investment	(18)	(17)	(71)	(70)
Interest income / (expense), net	(1)	3	4	8
Other non-operating items, net	—	—	2	1
Loss before income taxes	(208)	(142)	(586)	(521)
Income tax benefit / (expense)	(23)	(6)	(18)	(1)
Net loss [1]	(231)	(148)	(604)	(522)
Less: Net Income / (loss) attributable to non-controlling interest	2	(11)	(9)	(22)
Net loss attributable to controlling interest	$(233)	$(137)	$(595)	$(500)
Net loss per share – basic [2]	$(2.09)	$(1.57)	$(5.34)	$(4.92)
Weighted average number of shares outstanding [2]	111.47	87.24	111.47	101.62
[1] Including Corporate and other sales. [2] Basic number of shares in millions used to compute net loss per share. Participating share awards without right to receive dividend equivalents are (under the two-class method) excluded from loss per share calculation.

Page 6 of 9                24 April 2020

Consolidated Balance Sheet	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Dollars in millions
Assets
Cash & cash equivalents	$970	$859	$1,062	$1,204	$715
Receivables, net	216	253	309	319	364
Inventories, net	135	144	159	158	170
Related party receivables	6	11	14	16	43
Prepaid expenses and contract assets	36	47	46	42	39
Other current assets	18	18	12	19	21
Current assets held for sale	26	317	—	—	—
Total current assets	$1,407	$1,649	$1,602	$1,758	$1,352
Property, plant & equipment, net	395	473	570	548	521
Right of use assets, operating lease	96	100	99	94	70
Equity method investment	79	87	75	73	81
Goodwill	289	290	290	290	290
Intangible assets, net	12	17	87	93	96
Deferred tax assets	7	7	11	10	10
Investments	10	9	10	10	8
Other non-current assets	26	111	111	91	91
Total assets	$2,321	$2,743	$2,855	$2,967	$2,519
Liabilities and equity
Accounts payable	$233	$233	$317	$276	$307
Related party payables	2	3	4	12	4
Accrued expenses	198	192	227	207	214
Income tax payable	26	7	6	6	7
Other current liabilities	41	38	59	71	61
Current liabilities held for sale	7	118	—	—	—
Total current liabilities	$507	$591	$613	$572	$593
4% Convertible Senior Notes due 2024	163	160	158	156	—
Pension liability	17	17	21	21	20
Deferred tax liabilities	13	13	12	12	14
Operating lease non-current liabilities	78	82	81	75	53
Financial lease non-current liabilities [1]	34	33	33	33	33
Other non-current liabilities	27	29	37	34	38
Total non-current liabilities	$332	$334	$342	$331	$158
Equity
Common stock	111	111	111	111	87
Additional paid-in capital	2,345	2,343	2,343	2,341	1,939
Accumulated deficit	(914)	(681)	(584)	(451)	(318)
Accumulated other comprehensive income (loss)	(60)	(44)	(59)	(34)	(30)
Total Equity	$1,482	$1,729	$1,811	$1,967	$1,678
Non-controlling interest	—	89	89	97	90
Total Equity and non-controlling interest	$1,482	$1,818	$1,900	$2,064	$1,768
Total liabilities, Equity and non-controlling interest	$2,321	$2,743	$2,855	$2,967	$2,519
[1] Figures were reported as Other non-current liabilities for the last three quarters in 2018.

Page 7 of 9                24 April 2020

Consolidated Cash Flow Statement	Three Months Ended March 31		Last 12 Months	Full Year 2019
Dollars in millions	2020	2019
Operating activities
Net loss	$(231)	$(148)	$(605)	$(522)
Depreciation and amortization	23	29	109	115
Net (Gain) / Loss on divestiture and assets held for sale[4]	67	—	67	—
Change in operating assets and liabilities	116	2	138	24
Other, net	16	27	47	58
Net cash used in operating activities [1]	$(9)	$(90)	$(244)	$(325)
Investing activities
Capital expenditures	$(27)	$(59)	$(181)	$(213)
Proceeds from divestiture	176	—	176	—
Equity method investment	(16)	—	(74)	(58)
Short-term investments	—	5	—	5
Long-term investments	—	—	(1)	(1)
Proceeds from sale of property, plant and equipment	—	—	2	2
Net cash proceeds / (used) in investing activities	$133	$(54)	$(78)	$(265)
Financing activities
Issuance of Common Stock	$—	$—	$403	$403
Net increase in long-term debt	(1)	—	209	210
Net increase in short-term debt	(1)	—	21	22
Paid Dividend	(5)	—	(5)	—
Net change in related party long-term debt	—	1	—	1
Net (Decrease) / increase in related party long-term debt	—	1	(1)	—
Net cash provided by financing activities	$(7)	$2	$627	$636
Effect of exchange rate changes in cash [2]	(6)	(7)	(15)	(16)
(Decrease) / Increase in cash and cash equivalents	$111	$(149)	$290	$30
Cash and cash equivalents at beginning of period	859	864	715	864
Less: Cash and cash equivalents at end of period, assets held for sale	—	—	(35)	(35)
Cash and cash equivalents at end of period [3]	$970	$715	$970	$859
[1] Operating Cash flow is the equivalent to “Net cash used in operating activities”. [2] Including cash equivalents, [3] Excluding Cash in Assets Held for Sale of $35 million, [4] The net loss from the VNBS-Asia divestiture gain on sale of $77 million and the VBS-US operations assets held for sale impairment of $(144) million.

Key Ratios	Three Months Ended March 31		Last 12 Months	Full Year 2019
Dollars in millions, (except where specified)	2020	2019
Gross Margin % [1]	14.5	17.2	15.8	16.4
SG&A %	(12.0)	(10.5)	(10.2)	(9.9)
RD&E %	(36.1)	(31.5)	(30.3)	(29.6)
Operating Margin % [2]	(33.8)	(25.9)	(25.6)	(24.2)
Depreciation and Amortization %	(6.4)	(5.8)	(10.0)	(6.1)
EBITDA % [3]	(27.4)	(20.1)	(19.5)	(18.1)
Capital Expenditures %	(7.5)	(11.9)	(10.2)	(11.2)
Net Working Capital [4]	$(86)	$44	$(86)	$3
Operating Cash flow [5]	$(9)	$(90)	$(244)	$(325)
Shareholders’ Equity [6]	$1,482	$1,678	$1,482	$1,729
Cash and Cash Equivalents	$970	$715	$970	$859
Weighted average number of shares outstanding [6]	111.47	87.24	111.47	101.62
Net loss per share – basic [7]	$(2.09)	$(1.57)	$(5.34)	$(4.92)
Total Shareholders’ Equity per share	$13.30	$19.23	$13.30	$17.01
Number of Associates at period-ending [8]	6,405	7,628	6,405	7,478
Number of Total Associates at period-ending [9]	7,571	9,191	7,571	8,874
Days Receivables Outstanding [10]	49	67	52	52
Days Inventory Outstanding [11]	34	31	31	29
[1] Gross profit relative to sales. [2] Operating income relative to sales. [3] See EBITDA reconciliation to net loss on page 10. [4] Total current assets excluding cash and cash equivalents minus total current liabilities excluding short-term debt. [5] Operating Cash flow is the equivalent to “Net cash used in operating activities”. [6] Basic number of shares used to compute net loss per share in millions. Participating share awards without right to receive dividend equivalents are (under the two-class method) excluded from the loss per share calculation. [7] Excluding non-controlling interest. [8] Employees with a continuous employment agreement, recalculated to full time equivalent heads. [9] Includes temporary hourly personnel. [10] Outstanding receivables relative to average daily sales. [11] Outstanding inventories relative to average daily sales.

Page 8 of 9                24 April 2020

Non-U.S. GAAP Financial Measures
Non-U.S. GAAP financial measures are reconciled throughout this report.
In this report we refer to organic sales or changes in organic sales growth, a non-U.S. GAAP financial measure that we, investors and analysts use to analyze the Company's sales trends and performance. We believe that this measure assists investors and management in analyzing trends in the Company's business because the Company generates approximately 68% of its sales in currencies other than in U.S. dollars (its reporting currency) and currency rates have been and can be rather volatile. The Company has historically made several acquisitions and divestitures, although none that impacted the reporting periods in question. Organic sales and organic sales growth represent the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates on the Company’s performance. The tables in this report present the reconciliation of changes in the total U.S. GAAP net sales to changes in organic sales growth.
The Company uses in this report EBITDA, a non-U.S. GAAP financial measure, which represents the Company’s net income excluding interest expense, income taxes, depreciation and amortization and loss from equity method investment. The Company also uses Segment EBITDA, a non-U.S. GAAP financial measure, which represents the Company’s EBITDA which has been further adjusted on a segment basis to exclude certain corporate and other items. We believe that EBITDA and Segment EBITDA are useful measures for management, analysts and investors to evaluate operating performance on a consolidated and reportable segment basis, because it assists in comparing our performance on a consistent basis. The tables below provide reconciliations of net income (loss) to EBITDA and Segment EBITDA.
The Company uses in this report net working capital, a non-U.S. GAAP financial measure, which is defined as current assets (excluding cash and cash equivalents) minus current liabilities excluding short-term debt and net assets and liabilities held for sale. The Company also uses in this report cash flow before financing activities, a non-U.S. GAAP financial measure, which is defined as net cash used in operating activities plus net cash used in investing activities. Management uses these measures to improve its ability to assess operating performance at a point in time as well as the trends over time. The tables below provide a reconciliation of current assets and liabilities to net working capital and cash flow before financing activities.
Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. These measures, as defined, may not be comparable to similarly titled measures used by other companies.
Forward-looking non-U.S. GAAP financial measures used in this report are provided on a non-U.S. GAAP basis. Veoneer has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as foreign currency exchange rates and future investing activities, cannot be reasonably predicted or determined. As a result, such reconciliations are not available without unreasonable efforts and Veoneer is unable to determine the probable significance of the unavailable information.

Reconciliations of U.S. GAAP to Non-U.S. GAAP Financial Measures
Net Loss to EBITDA	Three Months Ended March 31		Last 12 Months	Full Year 2019
Dollars in millions	2020	2019
Net Loss	$(231)	$(148)	$(605)	$(522)
Net (Gain) / Loss on divestiture and assets held for sale	67	—	67	—
Depreciation and amortization	23	29	110	115
Loss from equity method investment	18	17	71	70
Interest and other non-operating items, net	1	(3)	(6)	(9)
Income tax expense / (benefit)	23	6	18	1
EBITDA	$(99)	$(99)	$(345)	$(345)

Segment EBITDA to EBITDA	Three Months Ended March 31		Last 12 Months	Full Year 2019
Dollars in millions	2020	2019
Electronics	$(72)	$(71)	$(243)	$(242)
Brake Systems	(12)	(10)	(34)	(32)
Segment EBITDA	$(84)	$(81)	$(277)	$(274)
Corporate and other	(15)	(18)	(68)	(71)
EBITDA	$(99)	$(99)	$(345)	$(345)

Working Capital to Net Working Capital	March 31, 2020	March 31, 2019	December 31, 2019	December 31, 2018
Dollars in millions
Total current assets	$1,407	$1,352	$1,649	$1,543
less Total current liabilities	507	593	591	636
Working Capital	$900	$759	$1,058	$907
less Cash and cash equivalents	(970)	(715)	(859)	(864)
less Short-term debt	3	—	3	—
less Net of Assets and Liabilities held for sale	(19)	—	(199)	—
Net Working Capital	$(86)	$44	$3	$42

Cash Flow before Financing Activities	Three Months Ended March 31		Last 12 Months	Full Year 2019
Dollars in millions	2020	2019
Net cash used in Operating Activities	$(9)	$(90)	$(244)	$(325)
Plus Net cash provided by (used in) Investing Activities	133	(54)	(78)	(265)
Cash flow before Financing Activities	$124	$(144)	$(322)	$(590)

Page 9 of 9                24 April 2020